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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                   FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange  Act of 1934 or Suspension of Duty to File Reports
     Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                          Commission File Number   1-9308
                                                                ---------------
                                Rhodes, Inc.
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           (Exact name of registrant as specified in its charter)

                             4730 Peachtree Road
                           Atlanta, Georgia  30319
                                404-264-4600
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     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                       Common Stock, without par value
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          (Title of each class of securities covered by this Form)

                                    None
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 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


             Rule 12g-4(a)(1)(i)   [x]   Rule 12h-3(b)(1)(ii)  [ ]
             Rule 12g-4(a)(1)(ii)  [ ]   Rule 12h-3(b)(2)(i)   [ ]
             Rule 12g-4(a)(2)(i)   [ ]   Rule 12h-3(b)(2)(ii)  [ ]
             Rule 12g-4(a)(2)(ii)  [ ]   Rule 15d-6            [ ]
             Rule 12h-3(b)(1)(i)   [ ]


     Approximate number of holders of record as of the certification or notice
date:      one
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     Pursuant to the requirements of the Securities Exchange Act of 1934
Rhodes, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                         RHODES, INC.




DATE:   January 6, 1997               BY: /s/ Joel H. Dugan
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                                          Name: Joel H. Dugan
                                          Title: Senior Vice President